CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,048,000	$105.53

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

April 2016 Pricing Supplement No. 353 Registration Statement No. 333-190038 Dated April 8, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Jump Securities (the “securities”) will pay no interest and do not guarantee any return of principal in excess of the minimum payment at maturity of 15% of the stated principal amount. Instead, the securities provide for a payment at maturity based on the percentage change in the 10-Year U.S. Dollar ICE Swap Rate (the “swap rate”) from the initial swap rate (the swap rate on the pricing date) to the final swap rate (the swap rate on the valuation date). The swap rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three month USD LIBOR”) for that same maturity. The swap rate is one of the market-accepted indicators of longer term interest rates. If the final swap rate is greater than or equal to 85% of the initial swap rate, which we refer to as the threshold swap rate, at maturity investors will receive the stated principal amount of their investment plus a percentage return equal to the fixed percentage of 10.85%. However, if the final swap rate is less than the threshold swap rate, at maturity investors will lose an amount that is proportionate to the percentage decrease in the final swap rate to the extent it is below the threshold swap rate, subject to the minimum payment at maturity of 15% of the stated principal amount. A very small percentage point change in the swap rate can result in a significant loss on the securities. For example, assuming an initial swap rate of 2.000%, if the final swap rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial swap rate, investors would lose 35% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who are willing to risk most of their principal and forgo current income in exchange for the potential of receiving a return equal to the fixed percentage if the swap rate increases or does not decline below the threshold swap rate and the minimum payment at maturity of 15% of the stated principal amount. Any positive return on the securities will be limited to the fixed percentage, and you will not participate in any increase in the swap rate above the fixed percentage, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset:	10-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Securities” in this document (the “swap rate”)
Aggregate principal amount:	$1,048,000
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date:	April 8, 2016
Original issue date:	April 15, 2016
Valuation date†:	May 11, 2017, subject to postponement
Maturity date†:	May 15, 2017, subject to postponement
Interest:	None
Payment at maturity (per security):

▪  If the final swap rate is greater than or equal to the threshold swap rate (i.e., the swap rate has increased or has not decreased by more than the buffer amount):

$1,000 + ($1,000 × fixed percentage)

▪  If the final swap rate is less than the threshold swap rate (i.e., the swap rate has decreased by more than the buffer amount):

($1,000 × swap rate performance factor) + $150

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 but will be at least $150.00.

Investors may lose up to 85% of their initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Fixed percentage:	10.85%
Minimum payment at maturity:	$150.00 per security (15% of the stated principal amount)
Swap rate performance factor:	final swap rate / initial swap rate. In no event, however, will the swap rate performance factor be less than 0%.
Initial swap rate:	1.600%, which is the swap rate on the pricing date
Final swap rate:	The swap rate on the valuation date
Threshold swap rate:	1.360%, which is 85% of the initial swap rate (rounded to three decimal places)
Buffer amount:	15%
CUSIP/ISIN:	06741U7K4 / US06741U7K43
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$10.00(2) $2.50(3)	$987.50
Total	$1,048,000	$1,048,000	$13,100	$1,034,900
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $969.30 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $10.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.50 for each security.

† See “Additional Information about the Securities—Additional provisions—Postponement of maturity date” and “Additional Information about the Securities—Additional provisions—Postponement of valuation date.”

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement and prospectus addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015

Barclays Capital Inc.

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Supplemental Terms of the Securities

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the swap rate is the 10-Year U.S. Dollar ICE Swap Rate, which is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

If that rate is not displayed by approximately 11:00 a.m., New York City time, on Reuters page ICESWAP1 on any day on which the swap rate must be determined, the swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the semi-market annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year term, commencing on that day with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to three-month U.S. Dollar London Interbank Offered Rate (ICE Benchmark Administration). The calculation agent will request the principal New York City offices of each of the reference banks to provide a quotation of its rate. If at least three quotations are provided, the swap rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the swap rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

A “swap business day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other sources of current income.

▪	You seek a return equal to the fixed percentage if the final swap rate is greater than or equal to the threshold swap rate, which is equal to 85% of the initial swap rate.

▪	You do not anticipate that the final swap rate will be less than the threshold swap rate, and you are willing to accept the risk that, if it is, you will lose some, and may lose up to 85%, of the stated principal amount of the securities.

▪	You understand that a very small percentage point decrease in the swap rate from the initial swap rate to the final swap rate can result in a significant loss on the securities.

▪	You understand that any positive return on the securities will be limited to the fixed percentage, and you will not participate in any increase in the swap rate above the fixed percentage, which may be significant.

▪	You are willing to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing to assume our credit risk for all payments on the securities.

▪	You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final swap rate will be less than the threshold swap rate, and you are unwilling to accept the risk that, if it is, you will lose some, and may lose up to 85%, of the stated principal amount of the securities.

▪	You do not understand that a very small percentage point decrease in the swap rate can result in a significant loss on the securities.

▪	You seek an investment that provides for participation in any upside performance of the underlier above the fixed percentage.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this preliminary pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

How the Buffered Jump Securities Work

Buffered Jump Securities

Principal at Risk Securities

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Fixed percentage:	10.85%
Initial swap rate:	1.600%
Threshold swap rate:	1.360%, which is equal to 85% of the initial swap rate
Buffer amount:	15%
Minimum payment at maturity:	$150.00 per security

As indicated in the payoff diagram below, a very small percentage point change in the swap rate can result in a significant loss on the securities. For example, based on the initial swap rate of 1.600%, if the final swap rate were to decline by 0.960 percentage points to 0.640%, which represents a 60% decline from the initial swap rate, investors would lose 45% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities.

Buffered Jump Securities Payoff Diagram

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

Scenario Analysis

▪	Upside Scenario. If the final swap rate is greater than or equal to the threshold swap rate, at maturity investors will receive the $1,000 stated principal amount plus a percentage return equal to the fixed percentage.

▪	If the swap rate increases by 5%, at maturity investors would receive a return equal to the fixed percentage of 10.85%, or $1,108.50 per security.

▪	If the swap rate increases by 50%, at maturity investors would receive a return equal to the fixed percentage of 10.85%, or $1,108.50 per security, even though the swap rate has increased by more than the fixed percentage.

▪	Downside Scenario. If the final swap rate is less than the threshold swap rate, at maturity investors will receive an amount that is less than the $1,000 stated principal amount and that will reflect a loss equal to an amount that is proportionate to the percentage decrease in the final swap rate to the extent it is below the threshold swap rate. A very small percentage point change in the swap rate can result in a significant loss on the securities. Investors may lose up to 85% of their initial investment in the securities.

▪	For example, based on the initial swap rate of 1.600%, if the final swap rate were to decline by 0.800 percentage points to 0.800%, which represents a 50% decline from the initial swap rate, investors would lose 35% of their principal and receive only $650.00 per security at maturity, or 65% of the stated principal amount.

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Swap Rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below reflect the initial swap rate of 1.600% and the threshold swap rate of 1.360% (equal to 85% of the initial swap rate) which represents a decrease of only 0.240 percentage points. Accordingly, a very small percentage point change in the swap rate can result in a significant loss on the securities. The table and examples also reflect the fixed percentage of 10.85%. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Swap Rate	Swap Rate Increase / Decline	Swap Rate Performance Factor(1)	Payment at Maturity	Total Return on Securities
2.400%	50.00%	N/A	$1,108.50	10.85%
2.240%	40.00%	N/A	$1,108.50	10.85%
2.080%	30.00%	N/A	$1,108.50	10.85%
1.920%	20.00%	N/A	$1,108.50	10.85%
1.774%	10.85%	N/A	$1,108.50	10.85%
1.760%	10.00%	N/A	$1,108.50	10.85%
1.680%	5.00%	N/A	$1,108.50	10.85%
1.640%	2.50%	N/A	$1,108.50	10.85%
1.616%	1.00%	N/A	$1,108.50	10.85%
1.600%	0.00%	N/A	$1,108.50	10.85%
1.520%	-5.00%	N/A	$1,108.50	10.85%
1.440%	-10.00%	N/A	$1,108.50	10.85%
1.360%	-15.00%	N/A	$1,108.50	10.85%
1.280%	-20.00%	80.00%	$950.00	-5.00%
1.120%	-30.00%	70.00%	$850.00	-15.00%
0.960%	-40.00%	60.00%	$750.00	-25.00%
0.800%	-50.00%	50.00%	$650.00	-35.00%
0.640%	-60.00%	40.00%	$550.00	-45.00%
0.480%	-70.00%	30.00%	$450.00	-55.00%
0.320%	-80.00%	20.00%	$350.00	-65.00%
0.160%	-90.00%	10.00%	$250.00	-75.00%
0.000%	-100.00%	0.00%	$150.00	-85.00%

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-0.160%	-110.00%	0.00%	$150.00	-85.00%
-0.320%	-120.00%	0.00%	$150.00	-85.00%
-0.800%	-150.00%	0.00%	$150.00	-85.00%

(1) The swap rate performance factor will not be less than 0.00%, even if the final swap rate is negative.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The swap rate increases by 0.800 percentage points from the initial swap rate of 1.600% to a final swap rate of 2.400%, which represents a 50.00% increase from the initial swap rate.

Because the final swap rate is greater than or equal to the threshold swap rate, the payment at maturity is equal to $1,108.50 per security, calculated as follows:

$1,000 + ($1,000 × fixed percentage)

$1,000 + ($1,000 × 10.85%) = $1,108.50

Even though the swap rate increased by 50.00% from its initial swap rate to its final swap rate in this example, your return is limited to the fixed percentage of 10.85%. The total return on the securities is 10.85%, which is equal to the fixed percentage.

Example 2: The swap rate decreases by 0.160 percentage points from the initial swap rate of 1.600% to a final swap rate of 1.440%, which represents a 10.00% decrease from the initial swap rate.

Because the final swap rate is greater than or equal to the threshold swap rate, the payment at maturity is equal to $1,108.50 per security, calculated as follows:

$1,000 + ($1,000 × fixed percentage)

$1,000 + ($1,000 × 10.85%) = $1,108.50

Although the swap rate decreased by 10.00% from its initial swap rate to its final swap rate in this example, because the swap rate has not decreased by more than the buffer amount of 15.00%, the total return on the securities is 10.85%, which is equal to the fixed percentage.

Example 3: The swap rate decreases by 0.800 percentage points from the initial swap rate of 1.600% to a final swap rate of 0.800%, which represents a 50.00% decrease from the initial swap rate.

Because the final swap rate is less than the threshold swap rate, the payment at maturity is equal to $650.00 per $1,000 security, calculated as follows:

($1,000 × swap rate performance factor) + $150.00

= [$1,000 × (final swap rate / initial swap rate)] + $150.00

= [$1,000 × (0.800% / 1.600%)] + $150.00

= ($1,000 × 50%) + $150

= $650.00

The total return on the securities is -35.00%.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the swap rate. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The securities do not guarantee the return of principal in excess of the minimum payment at maturity of 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee any return of principal in excess of the minimum payment at maturity of 15% of the stated principal amount. Instead, the securities provide for a payment at maturity based on the percentage change in the swap rate from the initial swap rate (the swap rate on the pricing date) to the final swap rate (the swap rate on the valuation date). If the final swap rate is less than the threshold swap rate (equal to 85% of the initial swap rate), the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the percentage decrease in the final swap rate to the extent is it is below the threshold swap rate. A very small percentage point change in the swap rate can result in a significant loss on the securities. For example, assuming an initial swap rate of 2.000%, if the final swap rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial swap rate, investors would lose 35% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of any increase in the swap rate, which may be significant. If the swap rate has increased since the pricing date by more than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in the swap rate.

▪	The fixed percentage provides an enhanced return only for a limited range of performance of the swap rate. The fixed percentage enhances returns only when the final swap rate is greater than or equal to the threshold swap rate and the swap rate has not increased by more than the fixed percentage. Accordingly, if the swap rate declines below the threshold swap rate or if the swap rate increases by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪	The securities will not bear interest. You will not receive any interest payments based on the swap rate or otherwise on the securities. Instead, you will receive a single payment at maturity that will depend on the direction of and percentage change in the final swap rate relative to the initial swap rate and the other terms of the securities. As a result, even if the payment at maturity payable for each of your securities on the stated maturity date exceeds the principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a debt security of comparable maturity that bears interest at a prevailing market rate.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial swap rate, will determine the final swap rate and will calculate the amount of cash you will receive at maturity. Determinations made by the calculation agent may adversely affect the payment to you at maturity.

▪	The payment at maturity on the securities is not based on the swap rate at any time other than the valuation date. The payment at maturity is not based on the swap rate at any time other than on the valuation date and will be based solely on the final swap rate as compared to the initial swap rate. Therefore, the payment at maturity, if any, that you will receive for your securities may be significantly less than if the payment at maturity were linked to the swap rate at any time other than the valuation date.

▪	The swap rate will be affected by a number of factors. A number of factors can affect the swap rate, including but not limited to:

o	changes in, or perceptions, about the future swap rate;

o	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the swap rate;

o	prevailing interest rates: the swap rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

o	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities in the secondary market.

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▪	The swap rate may be volatile. The swap rate is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:

o	sentiment regarding the U.S. and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policy regarding interest rates; and

o	performance of capital markets.

The swap rate may be volatile, and even a very small change in the swap rate can result in a significant loss on the securities. Accordingly, volatility of the swap rate may adversely affect your return on the securities.

▪	The historical swap rates are not an indication of future swap rates. In the past, the swap rate has experienced significant fluctuations. Historical swap rates, fluctuations and trends are not necessarily indicative of future swap rates. Any historical upward or downward trend in the swap rate is not an indication that the swap rate is more or less likely to increase or decrease at any time during the term of the securities, and you should not take the historical swap rates as an indication of future swap rates.

▪	The swap rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the swap rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the swap rate and thus have a negative impact on the payment at maturity and on the value of the securities in the secondary market.

▪	The swap rate may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on the valuation date, the swap rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page), then the swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the swap rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The swap rate determined in this manner and used in the determination of the payment at maturity on the securities may be different from the rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the 10-Year U.S. Dollar ICE Swap Rate.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the swap rate and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial swap rate and, therefore, the rate at or above which the swap rate must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the swap rate on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the swap rate on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the swap rate;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the swap rate; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The swap rate may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “10-Year U.S. Dollar ICE Swap Rate Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

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▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

10-Year U.S. Dollar ICE Swap Rate Overview

The swap rate is the 10-Year U.S. Dollar ICE Swap Rate, which is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

A U.S. dollar interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three month USD LIBOR”) for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The 10-Year U.S. Dollar ICE Swap Rate is one of the market-accepted indicators of longer term interest rates.

Please see “Supplemental Terms of the Securities” above for information regarding the procedures that will be applied by the calculation agent if the swap rate cannot be determined in the manner described above on the valuation date.

Information about the swap rate as of market close on April 8, 2016:

Current Swap Rate:	1.600%	52 Week High:	2.554%
52 Weeks Ago (4/10/2015):	2.035%	52 Week Low:	1.522%

The following table sets forth the published high, low and period-end swap rates for each quarter for the period of January 3, 2011 through April 8, 2016. The associated graph shows the swap rates for each day in the same period. The swap rate on April 8, 2016 was 1.600%. We obtained the swap rates in this section from Bloomberg, without independent verification. The swap rate on the valuation date, which will be used in the calculation of the payment at maturity, will be the swap rate as reported on Reuters page ICESWAP1. Historical performance of the swap rate should not be taken as an indication of future performance. Future performance of the swap rate may differ significantly from historical performance, and no assurance can be given as to the swap rate during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the swap rate will result in the return of any of your initial investment.

10-Year U.S. Dollar ICE Swap Rate	High	Low	Period End
2011
First Quarter	3.830%	3.344%	3.573%
Second Quarter	3.688%	3.014%	3.283%
Third Quarter	3.318%	1.966%	2.107%
Fourth Quarter	2.461%	2.017%	2.044%
2012
First Quarter	2.434%	1.929%	2.234%
Second Quarter	2.338%	1.661%	1.772%
Third Quarter	1.954%	1.541%	1.672%
Fourth Quarter	1.861%	1.627%	1.785%
2013
First Quarter	2.139%	1.848%	2.006%
Second Quarter	2.857%	1.820%	2.713%
Third Quarter	3.159%	2.685%	2.788%
Fourth Quarter	3.086%	2.630%	3.086%
2014
First Quarter	3.072%	2.743%	2.859%
Second Quarter	2.925%	2.502%	2.624%
Third Quarter	2.775%	2.479%	2.635%
Fourth Quarter	2.622%	2.209%	2.306%
2015
First Quarter	2.349%	1.815%	2.032%
Second Quarter	2.554%	1.943%	2.458%
Third Quarter	2.522%	2.007%	2.007%
Fourth Quarter	2.271%	1.925%	2.183%

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

2016
First Quarter	2.165%	1.522%	1.666%
Second Quarter (through April 8, 2016)	1.669%	1.581%	1.600%

When reviewing the historical performance of the swap rate in the below graph, it is important to understand that a very small percentage point change in the swap rate can result in a significant loss on the securities. For example, based on the initial swap rate of 1.600%, the threshold swap rate (i.e., the rate below which will result in a loss on your investment) is equal to 1.360% (equal to 85% of the initial swap rate) which represents a decrease of only 0.240 percentage points. Investors may lose up to 85% of the stated principal amount of the securities.

Swap Rate Historical Performance— January 3, 2011 to April 8, 2016

Past performance is not indicative of future results.

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Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due May 15, 2017 Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to a non-swap business day. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date to and including the actual valuation date.
Postponement of valuation date:	The valuation date will be postponed if such date is not a swap business day, in which case the valuation date will be the first following day that is a swap business day. In no event, however, will the valuation date be postponed by more than five business days. If the last possible valuation date is not a swap business day, that day will nevertheless be the valuation date, in which case the swap rate will be determined as described under “Supplemental Terms of the Securities” above. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five business days due to the occurrence of a non-swap business day on the valuation date.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the swap rate. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon

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Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the swap rate and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the swap rate, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-114 in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $10.00 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $2.50 for each security.

We will deliver the securities against payment therefor in New York, New York on April 15, 2016, which is the fifth scheduled business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to three business days before delivery will be required, by virtue of the fact that the securities will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

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